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                                                                    Exhibit 99.1



CONTACT:  Barry Susson                           Tom Ryan or Brendon Frey
--------  Chief Financial Officer                (203) 682-8200
          (215) 676-6000  X362
                                       OR
OF:       Deb Shops, Inc.                        Integrated Corporate Relations
---       9401 Blue Grass Road                   450 Post Road East
          Philadelphia, PA  19114                Westport, CT  06880

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         DEB SHOPS ANNOUNCES SPECIAL DIVIDEND OF $6.00 PER COMMON SHARE

              COMPANY TO BROADCAST REVIEW OF FIRST QUARTER RESULTS
                                OVER THE INTERNET

Philadelphia, PA - May 12, 2005 - Deb Shops, Inc. (Nasdaq: DEBS), a leading teen apparel retailer, announced that its Board of Directors at their May 11, 2005 meeting declared a special cash dividend of $6.00 per common share. This special dividend will be incorporated into the Company's next dividend payment on August 16, 2005 for shareholders of record as of July 29, 2005.

Marvin Rounick, President and CEO of Deb Shops stated, "Following a careful evaluation of our long-term growth strategy, projected future cash flows and the financial resources we expect will be needed to accomplish our goals, we believe this special dividend strikes the right balance between delivering immediate value to our shareholders and supporting our business for the long-term with ample resources. We are extremely pleased with our ability to return this type of value to our shareholders and, together with our ongoing $0.125 per share quarterly dividend, believe this continues to differentiate Deb Shops from its competitors. Based upon the Company's approximately 13.9 million shares of common shares outstanding, the total payout to shareholders from the special dividend will be approximately $83 million."

Deb Shops also announced that the Company will broadcast its conference call to discuss first quarter results over the Internet. The broadcast will be held on Thursday, May 19, 2005 at 11:00 a.m. Eastern Daylight Time and will be hosted by Barry Susson, Chief Financial Officer. To access the broadcast, please visit http://www.debshops.com and click on Corporate Relations and then Conference Calls within the Investor Relations drop-down menu. A replay of the broadcast will be available within one hour of the call.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 323 specialty apparel stores in 41 states under the DEB, DEB PLUS and Tops 'N Bottoms names.


The Company has made in this release, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2005. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.